Exhibit 99.1

OncoGenex Announces Phase 2 Rainier Results in Previously Untreated Metastatic

Pancreatic Cancer

BOTHELL, Wash. and VANCOUVER, British Columbia, Sept. 23, 2015 /CNW/ — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today initial results from the Phase 2 Rainier™ study evaluating apatorsen in combination with ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) and gemcitabine compared to ABRAXANE and gemcitabine alone in patients with untreated metastatic pancreatic cancer. The addition of apatorsen to ABRAXANE and gemcitabine did not demonstrate a survival benefit compared to ABRAXANE and gemcitabine alone. The study was sponsored and conducted by Sarah Cannon Research Institute (SCRI) and further results will be presented by SCRI at a future medical meeting.

Pancreatic cancer accounts for approximately 338,000 new cases each year worldwide. In the U.S., it continues to be the fourth leading cause of cancer death. Most pancreatic cancer patients will die within the first year of diagnosis, and five-year survival rates are less than 10 percent.

“Over the last decade, very few treatments have been able to demonstrate a survival benefit in this very difficult-to-treat cancer,” said Johanna Bendell, MD, Director of the GI Cancer Research Program, SCRI, and a primary investigator on the trial. “We understand the dire need for new treatment options and are thankful to the patients who participated in this trial.”

The most common grade 3/4 treatment-related toxicities on the apatorsen arm were anemia, neutropenia and fatigue, also consistent with the chemotherapy regimen side effects. These and other adverse events (AEs) observed on the apatorsen arm were similar to those seen in previous trials, with the exception of an increase in grade 4 or greater AEs and serious AEs in this pancreatic cancer trial. While patients in the apatorsen arm had fewer treatment discontinuations due to progressive disease, more patients discontinued therapy due to AEs.

“While we are disappointed with the Rainier results, we also recognize the challenges associated with developing effective treatments for such a lethal and complex disease. We remain confident in our broader apatorsen program, which includes ongoing Phase 2 clinical trials in lung, prostate and bladder cancers,” said Scott Cormack, President and CEO of OncoGenex.

Recent Apatorsen Data

Results from an exploratory analysis of the Phase 2 Borealis-1™ trial showed that patients with metastatic bladder cancer with poor prognostic features experienced a reduction in risk of death with the addition of 600 mg apatorsen added to first-line chemotherapy, compared to chemotherapy alone.

About Apatorsen and ORCA™

Apatorsen (OGX-427) is a once-weekly intravenous (IV) experimental drug that is designed to inhibit production of heat shock protein 27 (Hsp27) to disable cancer cells’ defenses and overcome treatment resistance. Hsp27 in an intracellular protein that protects cancer cells by helping them survive, leading to resistance and more aggressive cancer phenotypes. Both the potential single-agent activity and synergistic activity of apatorsen with cancer treatments may increase the overall benefit of existing therapies and augment the durability of treatment outcomes, which could lead to increased patient survival. The ORCA (Ongoing Studies Evaluating Treatment Resistance in CAncer) program encompasses clinical trials of apatorsen. For more information on apatorsen and ORCA, please visit www. OncoGenex.com or www.orcatrials.com.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company’s Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the potential benefits and potential development of our product candidates and statements regarding our clinical trial plans and timelines. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the risk that our product candidates do not demonstrate the hypothesized or expected benefits and the risk of delays in our expected clinical trial and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Rainier™, Borealis-1™, and ORCA™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.

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